April 27, 2018

Dear Houston American Energy Corp. Shareholder:

Attached is our 2017 Annual Report and information regarding the 2018 Annual Meeting of stockholders. Please read this information carefully and return your proxy card as soon as possible.

I would like to take this opportunity to reflect on some of our important accomplishments in 2017 as well as describe some of our plans for the upcoming year.

As 2017 began, Houston American Energy had one primary objective… transitioning our focus to become an active player in one of the most dynamic resource plays in the U.S. – the Permian Basin. In early 2017, we acquired a 25% working interest in approximately 717 acres comprising the Johnson and O’Brien leases in Reeves County, Texas; the heart of the Delaware side of the Permian Basin and the most active county for drilling in the U.S over the past year.

We used additional equity to fully fund our acreage acquisition, key infrastructure investments and our share of drilling and completion costs on our first two wells in Reeves County. As a result, we were able to acquire key new assets and remain debt-free, a very positive position for our company.

Production from the Johnson State #1H well commenced in mid-November 2017 and we reported that initial production volumes exceeded our internal base case estimate of 880 barrels of oil equivalent (with 50% oil). Our second well, the O’Brien #3H, was put online in late October 2017 and, as we reported, initial production volumes also exceeded our internal base case estimate of 880 barrels of oil equivalent (50% oil).

Simultaneously, we completed the construction of critical infrastructure to support our initial wells and future activities. We are completing operational efficiencies which, among other things, is expected to reduce our water disposal costs by up to 70 percent. When we resume drilling, we expect this work will bring down ongoing operational costs.

In 2018, we are turning our focus to disciplined growth. We are optimistic that our initial success, supporting cash flows, in-place infrastructure and experience and knowledge gained in our initial operations will position us to improve efficiency, control costs, optimize well site selection and execution and bring wells online more rapidly, improving overall economics.

In closing, I would like to thank every shareholder for their support during this period of transition. Without you, the shift of focus towards the Permian Basin could not have been achieved.

Sincerely,

John P. Boylan

Chairman and CEO